Exhibit 99.2

ATLANTIC COASTAL ACQUISITION CORP. II

COMPENSATION COMMITTEE CHARTER

(As adopted by the Board of Directors effective as of [ ], 20[ ])

Purpose

The purpose of the Compensation Committee, and its subcommittees, as applicable (the “Committee”), of the Board of Directors (the “Board”) of Atlantic Coastal Acquisition Corp. II (the “Company”) shall be to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations to the Board with respect to major compensation plans, policies, and programs of the Company. The Committee has overall responsibility for approving and evaluating all compensation plans, policies, and programs of the Company as they affect the compensation of the Chief Executive Officer (the “CEO”) and the Company’s other executive officers (collectively, including the CEO, “Executive Officers”).

Membership and Organization

The Committee shall be composed of at least two members, each of whom is independent under the definition of “Independent Director” under Nasdaq Listing Rule 5605(a)(2), with the exact number to be determined by the Board. Committee members shall be appointed from time to time by the Board having given consideration to the recommendations, if any, from the Nominating and Corporate Governance Committee, but not less than annually at its first meeting following the annual meeting of stockholders. Also having given consideration to the recommendation of the Nominating and Corporate Governance Committee, if any, the Board shall designate a Chair of the Committee, provided that if the Board does not so designate a Chair the members of the Committee, by a majority vote, may designate a Chair. The Chair (or in his or her absence a member designated by the Chair) shall preside at all meetings of the Committee.

Committee members may be removed, without cause, by the affirmative vote of the majority of the Board at any time. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Corporate Secretary, or the Board (unless the notice specifies a later time for the effectiveness of such resignation).

Each member of the Committee shall meet the independence standards that may be established from time to time by the Nasdaq Stock Market (“Nasdaq”) and the Securities and Exchange Commission (the “SEC”) and are applicable to the Committee, provided that any exemptions from the independence requirements set forth in such rules and regulations shall also be applicable to members of the Committee. Each member of the Committee shall also meet any additional independence standards that may be established from time to time by the Board or the Nominating and Corporate Governance Committee. In addition, following the initial public offering, no member shall grant equity to an Executive Officer or director unless such member qualifies as a “non-employee director” as such term is defined in Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), or any successor provisions thereto.

The Committee shall meet periodically, as deemed necessary by the Chair of the Committee. All meetings shall be held at the call of the Chair of the Committee. Except as the Board may otherwise determine, the Committee may make rules for the conduct of its business, but unless otherwise provided by the Board or in such rules, the business of the Committee shall be conducted as nearly as possible in the same manner as is provided in the bylaws of the Company. Minutes will be kept of each meeting of the Committee and will be available to each member of the Board.

Delegation to Subcommittee

The Committee may form and delegate authority to subcommittees consisting of one or more members of the Committee when appropriate, as are provided in the resolutions of the Committee, except to the extent such delegation is limited by applicable law or listing standard. The actions of any such subcommittee shall be presented to the full Committee at the next scheduled Committee meeting.

Resources and Authority

The Committee shall have the resources and appropriate authority, without seeking the approval of the Board, to discharge its responsibilities. The Committee shall have the authority, in its sole discretion, to select, retain, or obtain the advice of, any adviser to assist it in the performance of its duties, including any outside compensation, legal, accounting, or other consultants or advisers (collectively, “Advisers”), but only after taking into consideration all factors relevant to the adviser’s independence from management including those specified in Nasdaq Listing Rule 5605(d)(3) and any other applicable Nasdaq listing standard. The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of any Adviser retained by the Committee and shall have sole authority to approve such Adviser’s fees and other terms and conditions of such Adviser’s retention. The Committee shall have the sole authority to conduct investigations into any matters within the scope of its responsibilities. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any Adviser retained by the Committee and other administrative expenses.

The Committee may request any director, officer, or employee of the Company, the Company’s outside counsel, independent auditors, or such other persons as it deems appropriate to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities. The CEO shall not be present during, nor participate in, deliberations or voting in connection with any compensation matters related to the compensation of the CEO. The Committee shall have full access to all books, records, facilities, and personnel of the Company in connection with the discharge of its responsibilities.

Duties and Responsibilities

In addition to the foregoing, the following shall be the common recurring duties and responsibilities of the Committee in carrying out its oversight function. These duties and responsibilities are set forth below as a guide to the Committee with the understanding that the Committee may alter or supplement them as appropriate under the circumstances to the extent permitted by applicable law, regulation, or listing standard.

The Committee shall:

•	Review and approve the corporate goals and objectives relevant to the compensation of the Executive Officers.

•	Evaluate the performance of the Executive Officers in light of such goals and objectives at least annually and communicate the results to the Board and to the CEO.

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In consultation with the CEO, review and make recommendations to the Board regarding guidelines for the review of the performance and the establishment of compensation policies for all other employees of the Company and for the delegation to Executive Officers of the Company the determination of compensation for all employees of the Company who are not Executive Officers.

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Based on the evaluations referred to above, review and approve the compensation levels for the Executive Officers, including, as applicable, (i) base salary; (ii) bonus, (iii) all incentive awards and opportunities; including cash-based and equity-based awards and opportunities and long-term incentive and equity compensation; (iv) any employment and/or severance agreements and arrangements; (v) any change-in-control agreements or arrangements or change-in control provisions affecting any elements of benefits and compensation, including any severance payments or arrangements in connection therewith; and (vi) any other compensation, perquisites, and special or supplemental benefits for the Executive Officers or individuals who formerly served as Executive Officers.

•	Establish and modify the terms and conditions of employment of the Executive Officers, by contract or otherwise.

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Be directly responsible for, and have authority, in its sole discretion, over, the appointment, compensation, oversight, and termination of the work of any Adviser retained by the Committee, and, prior to the retention of any Adviser, and from time to time as the Committee deems appropriate, assess the independence of such Adviser, taking into consideration all factors relevant to such Adviser’s independence from management, including those specified in Nasdaq Listing Rule 5605(d)(3) and any other applicable Nasdaq listing standards. The Committee shall ensure that any disclosure required by the rules and regulations of the SEC or Nasdaq related to the foregoing is included in the Company’s proxy statement.

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Develop and review periodically with the Chairman of the Board and the CEO the succession plan relating to the CEO and the management development plan and make recommendations to the Board with respect to such plans.

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Administer the stock and other equity-based compensation plans of the Company (other than with respect to cash compensation and equity awards to members of the Board, which shall be determined by the entire Board) in accordance with the terms of such plans and provide necessary approval in order to qualify the Company’s equity compensation plans for various exemptions that may be established by the SEC under Section 16 of the Exchange Act.

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Oversee the administration of the Company’s other employee benefit plans, provided that responsibility for day-to-day administration of the employee benefit plans and the investment of any assets, including the preparation and filing of all government reports and the preparation and delivery of all required employee materials and communications, will be the sole responsibility of Company personnel.

•	Maintain sole discretionary authority to interpret provisions of the Company’s executive compensation plans.

•	Establish all rules necessary or appropriate for implementing and conducting the Company’s executive compensation plans.

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Subject to the prior approval of the independent members of the Board with respect to compensation payable to executive officers of the Company, determine, as applicable in connection with the Company’s stock plans, such matters as eligibility for participation; persons to receive awards; the amount, form, and other terms and conditions of awards; the form of agreements pertaining to such awards; the manner and form of deferral elections; or, when appropriate, the authorization of the Company’s purchase of its stock for allocation to the accounts of persons to whom awards have been made under such plans.

•	Approve equity compensation plans and the grant of equity awards not subject to stockholder approval under applicable listing standards.

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Review and consider for recommendation to the Board of Directors stock ownership guidelines applicable to non-employee members of the Board of Directors and officers, review on an annual basis compliance with any such stock ownership guidelines and make recommendations as appropriate.

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If and when applicable to the Company, review and discuss with management the Company’s Compensation Disclosure and Analysis (“CD&A”), and based on that review and discussion, recommend to the Board whether the Company’s CD&A should be included in the Company’s annual proxy statement or annual report on Form 10-K.

•	Prepare the Compensation Committee report as required by rules of the SEC for inclusion in the Company’s annual proxy statement and annual report on Form 10-K filed with the SEC.

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Monitor the Company’s compliance with the requirements under Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

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Oversee the Company’s compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters, including advisory votes on executive compensation, the frequency of such votes, and the requirement under the Nasdaq rules that, with limited exception, stockholders approve equity compensation plans.

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Review and reassess the adequacy of this Charter at least annually at its first meeting following the Annual Meeting of Stockholders and recommend any proposed changes to the Board. The Committee also shall undertake an annual evaluation assessing its performance with respect to its duties and responsibilities set forth in this Charter, which evaluation shall be reported to the Board. The self-assessment shall be conducted in such manner as the Committee deems appropriate.

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The Nominating and Corporate Governance Committee shall also undertake an annual review and reassessment of this Charter at its first meeting following the Annual Meeting of Stockholders and recommend any changes to the Board of Directors.

•	Make regular reports on the activities of the Committee to the Board.

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